EXHIBIT 99.1

Longview Fibre Company Value-Added Products • Sustainable Forestry

July 27, 2005

Major Markets Circuit

Dateline: Longview, Washington

NYSE: LFB

Contact:	L. J. McLaughlin
Senior Vice President-Finance Phone: (360) 425-1550

LONGVIEW FIBRE COMPANY FILES SHELF REGISTRATION STATEMENT

— Company will use proceeds initially to refinance outstanding indebtedness and to convert to REITstructure —

        LONGVIEW, Wash., July 27, 2005 – Longview Fibre Company (NYSE:LFB) announced today the filing of a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. When effective, the shelf registration will enable the company to offer, from time to time, common stock, preferred stock, debt securities or contracts to purchase stock, which may be in the form of stock purchase units, with an aggregate offering price of up to $1 billion. The shelf registration statement will be used initially to implement the company’s refinancing program related to its recently announced plan to convert to a real estate investment trust (“REIT”). The company expects to refinance substantially all its outstanding indebtedness ($443 million as of April 30, 2005), pay the cash portion of a special taxable distribution of its pre-REIT undistributed earnings and profits (“E&P”), and cover other fees and expenses with proceeds from the issuance of at least $150 million of common stock and the issuance of long-term notes, in combination with a new credit facility. The shelf registration statement will also be used to pay shareholders the stock portion of the E&P distribution. The total E&P distribution is currently estimated at $350-400 million, of which a maximum of 20% will be paid in cash and the balance in common stock. After completion of the refinancing, the shelf registration statement will be used to give the company added flexibility in managing its capital needs.

        Unless otherwise set forth in a prospectus supplement, future proceeds of any offering will be used for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness, the financing of capital expenditures, future acquisitions, share repurchases and distributions to shareholders.

CORPORATE OFFICES

300 Fibre Way • P.O. Box 639, Longview, WA 98632
Phone (360) 425-1550 • Fax (360) 575-5934 • www.longviewfibre.com

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Longview Fibre Company

        Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 585,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

Forward-Looking Statements

        Please note that this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that represent the company’s current expectations and beliefs, including with respect to the amount of the company’s expected distribution to shareholders of its earnings and profits generated prior to the effective date (the “Effective Date”) of the company’s election to be treated as a REIT for U.S. federal income tax purposes. The actual amount of the shareholder distribution will vary based on the company’s actual earnings and profits through the Effective Date.

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